KPMG LLP
Suite 900
801 Second Avenue
Seattle, WA 98104

Exhibit 23.3

Letter of KPMG LLP, Independent Registered Public

Accounting Firm Regarding Unaudited Financial Information

Costco Wholesale Corporation

Issaquah, Washington:

With respect to the registration statement on Form S-8 related to securities issuable under the Amended and Restated 2002 Stock Incentive Plan , we acknowledge our awareness of the use therein of our reports dated December 15, 2004, March 23, 2005 and June 15, 2005 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Seattle, Washington

October 14, 2005